Exhibit 99.2

HMH Holding Inc. Announces Closing of Initial Public Offering

HOUSTON, April 2, 2026 – HMH Holding Inc. (“HMH”) (NASDAQ: HMH) today announced the closing of its initial public offering of 10,520,000 shares of its Class A common stock at $20.00 per share. The underwriters have a 30-day option to purchase up to an additional 1,578,000 shares of Class A common stock from HMH at the initial public offering price, less underwriting discounts and commissions. The shares of Class A common stock began trading on The Nasdaq Global Select Market on April 1, 2026 under the ticker symbol “HMH.” HMH received net proceeds from the offering of approximately $193.8 million, after deducting underwriting discounts and commissions and estimated offering expenses, and excluding any exercise of the underwriters’ option to purchase additional shares.

J.P. Morgan, Piper Sandler and Evercore ISI acted as joint lead book-running managers for the offering, and Citigroup and DNB Carnegie acted as joint book-running managers for the offering. Stifel, Nordea and Pickering Energy Partners acted as co-managers for the offering.

The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; Piper Sandler & Co., 350 North 5th Street, Suite 1000, Minneapolis, Minnesota 55401, Attention: Prospectus Department, or by email at prospectus@psc.com or by telephone at (800) 747-3924; Evercore Group L.L.C., 55 East 52nd Street, 35th Floor, New York, New York 10055, Attention: Equity Capital Markets, or by email at ecm.prospectus@evercore.com or by telephone at (888) 474-0200; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (800) 831-9146; or DNB Carnegie, Inc., 30 Hudson Yards, 81st Floor, New York, New York 10001, Attention: Markets Compliance, or by email at Compliance.MarketsInc@dnb.no or by telephone at (212) 681-3800.

To obtain a copy of the prospectus free of charge, visit the Securities and Exchange Commission’s (“SEC”) website, www.sec.gov, and search under the registrant’s name, “HMH Holding Inc.”

A registration statement relating to these securities was declared effective by the SEC on March 31, 2026. This press release is being made pursuant to, and in accordance with, Rule 134 under the Securities Act of 1933, as amended, and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HMH

HMH is a leading provider of highly engineered, mission-critical equipment solutions, providing customers with a comprehensive portfolio of drilling equipment, services and systems utilized in oil and gas drilling operations, both offshore and onshore. HMH’s global reach, technical expertise and innovative product offerings, coupled with its integrated operations from manufacturing to aftermarket services, allow HMH to provide customers with first class technology, engineering and project management services through the entire asset lifecycle of the equipment it provides. In addition, HMH is growing its portfolio of products and services to adjacent industries, such as mining. The complexity and criticality of HMH’s installed equipment drive customers to choose HMH for their aftermarket support, particularly in the offshore environment, which is subject to extensive regulation.

Company Contact

Tom McGee

Chief Financial Officer

HMH Holding Inc.

+1 (281) 371-4985

investorrelations@hmhw.com